UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): February 18, 2011

HEMACARE CORPORATION

(Exact name of registrant as specified in its charter)

California	000-15223	95-3280412
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15350 Sherman Way, Suite 350, Van Nuys, CA 91406

(Address of principal executive offices) (Zip Code)

(818) 226-1968

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 18, 2011, HemaCare Corporation entered into a Software License and Support Services Agreement (the “License Agreement”), dated as of February 14, 2011, with Haemonetics Corporation (“Haemonetics”), pursuant to which Haemonetics licensed to us its ElDorado Donor Software and agreed to maintain and support the software.

Federal and state regulations require that all blood donors and blood donations be tracked from donation though processing and storage to final disposition. Applicable regulations also require that transfusing facilities, donors and patients receive information regarding donors who test positive for a variety of disease markers in years subsequent to original donation.

The ElDorado Donor Software is Haemonetics next generation software intended as a comprehensive blood management software application providing for the information system needs of blood bank and donor centers. The software is designed to manage, automate, and control activities associated with donors, donor collections, testing, manufacturing, inventory, and distribution.

The ElDorado Donor Software will replace the Donor Management Information System Software and the Components & Distribution Information System Software (collectively, the “IDM Software”), previously licensed to us by Haemonetics, as successor in interest to International Data Information Management, in December 2006. We will continue to use the IDM Software until the ElDorado Donor Software has been installed and is operational. Implementation is expected to commence in the second quarter of 2011.

Pursuant to the terms of the License Agreement, we received a perpetual and non-exclusive license to the ElDorado Donor Software and related documentation, and Haemonetics agreed to maintain and support the software through March 15, 2015, for consideration consisting of amounts previously paid to Haemonetics in connection with our license and implementation of the IDM Software. From and after March 15, 2015, if we elect for Haemonetics to continue to provide maintenance and support, we agreed to pay Haemonetics an annual maintenance and support fee in an amount equal to $0.86 per blood unit collected using the ElDorado Donor Software during the immediately preceding year. We also agreed to pay Haemonetics for installation and implementation services, and to host the ElDorado Donor Software on our behalf.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2011	HEMACARE CORPORATION By /s/ Lisa Bacerra Lisa Bacerra, Chief Financial Officer

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